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                                                                      EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 29 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 19, 1995, relating to the financial statements and financial highlights appearing in the May 31, 1995 Annual Report to Shareholders of Nations Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Other Service Providers" in the Prospectuses and under the heading "Independent Accountants and Reports" in the Statement of Additional Information.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
March 14, 1996